EXHIBIT 99
R.G. BARRY CORPORATION REPORTS SALES INCREASE AND 3rd QUARTER PROFIT
Accessories Footwear Marketer Revises Full-Year 2007 Sales and Earnings Guidance
PICKERINGTON, Ohio — Monday, May 14, 2007 — Accessories footwear marketer R.G. Barry Corporation (AMEX:DFZ), the Dearfoams® company, reversed its traditional pattern of operating losses in the first three months of the calendar year by today reporting modest earnings and increased sales for the third quarter ended March 31, 2007.
Operating Results
For the quarter, the Company reported:
•	net sales of $19.2 million, an approximate 12.0 percent increase over the $17.2 million reported in the comparable period one year ago; and

•	net earnings of $208,000, or $0.02 net earnings per basic share and diluted share compared to a net loss of $111,000, or $0.01 loss per basic and diluted share, in the comparable three months of 2006.
For the nine months, the Company recorded:
•	net sales of $97.6 million, up approximately 9.1 percent from $89.4 million in the comparable period one year ago; and

•	net earnings of $26.8 million, or $2.67 net earnings per basic share and $2.58 net earnings per diluted share, which included a net benefit of approximately $13.0 million from the reversal of the Company’s deferred tax asset valuation allowance and from an $878,000 gain on the sale of 4.4 acres of land adjacent to the Company’s corporate headquarters. In the equivalent period one year ago, the Company reported net earnings of $9.0 million, or $0.90 net earnings per basic share and $0.87 net earnings per diluted share.
The deferred tax asset valuation allowance, which was reversed during the second quarter of the current fiscal year, originally was recorded at the end of fiscal 2003 when it was deemed more likely than not that the Company would not realize the benefit of its deferred tax assets due to its multi-year pattern of continuing losses at that time. Since the end of fiscal 2003, the Company has completely revamped its business and it has returned to what it believes will be a consistent pattern of profitability, allowing for the full reversal of the deferred tax asset valuation and the resulting one-time benefit.

Gross profit as a percent of sales in the third quarter was 35.0 percent, down from 39.4 percent in the comparable period one year ago; and for the nine months, was 38.4 percent, down from 41.8 percent one year ago. The continuing impact of increased oil prices and the strengthening of the Chinese Yuan against the U.S. Dollar resulted in higher product costs and the corresponding decline in gross profit percentages for both the quarterly and nine-month periods. In addition, a successful program of aggressive in-season markdowns used to stimulate retail sales of the Company’s products during and after the lackluster 2006 holiday season also contributed to the reduced gross profit percentages.
Selling, general and administrative expenses for the quarter were relatively flat versus one year ago, at $6.8 million. Improved efficiencies in shipping and logistics and a continuing focus on cost-control and expense reduction resulted in a 10.0 percent decline to $24.1 million in SG&A expenses for the nine months when compared to the comparable period one year ago.
Management Comments
“We continue to execute at a high level,” said Greg Tunney, President and Chief Executive Officer. “Our performance level has consistently outpaced our fiscal 2007 expectations. Revenue has grown, earnings have risen and we have substantially increased the value of the Company to its stakeholders.
“Our year-on-year growth has come in our core accessories footwear businesses, thanks to sustained innovation in products and enhanced service to our retailer customers. We expect to continue gaining market share in this part of our business through organic growth and by taking market share from weaker competitors.
“We also have been laying the groundwork for future growth in markets and channels where we currently have no footprint. We expect this growth will come from new or licensed brands, innovative accessories footwear products and logical business extensions. We will begin seeing the initial modest benefit from the first of these efforts in fiscal 2008.
2007 Guidance Update
“Based upon the continuing strength of our performance this year, we now believe that full-year net sales will increase by approximately 8.0 percent versus the $105,488 million reported in fiscal 2005, the last full fiscal year reported prior to changing our fiscal year-end. We also estimate that net income from continuing operations, before taxes, and excluding the $878,000 gain on the sale of 4.4 acres of land, will increase by approximately 38.0 percent from the $8.1 million we reported for fiscal year 2005,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 1:30 p.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, simply log on at <http://www.videonewswire.com/event.asp?id=39683>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Monday, May 21, 2007, by calling (800) 642-1687 or (706) 645-9291 and using passcode 8409858. A written transcript and audio replay of the call will be posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of products for the accessories footwear category. To learn more about our business, visit us online at <www.rgbarry.com>, <www.dearfoams.com> and <www.terrasoles.com>.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market; the success of planned project launches; our receipt of shipments from third-party manufacturers in China on a timely basis; our ability to distribute to customers on a timely basis goods held in our own distribution centers and third-party distribution centers; product returns, customer concessions and promotion costs that are materially higher than what we currently plan; the unexpected loss of key management or one or more of our key customers; an unexpected reduction in business from one of our key customers; the impact of competition on the Company’s market share; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank; and resolution of our ongoing dispute with the Internal Revenue Service on terms unfavorable to the Company. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2006 Transition Report on Form 10-K for the fiscal year ended July 1, 2006. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Daniel Viren, Sr. VP Finance/CFO	614.864.6400
	Roy Youst, Dir. Corp. Comm/IR	614.729.7275
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)
(unaudited)

	Thirteen Weeks Ended			Thirty-nine Weeks Ended
			% Increase			% Increase
	March 31, 2007	April 1, 2006	Decrease	March 31, 2007	April 1, 2006	Decrease
Net sales	$19,176	$17,160	11.7%	$97,572	$89,439	9.1%
Cost of Sales	12,460	10,405	19.8%	60,117	52,081	15.4%

Gross profit	6,716	6,755	-0.6%	37,455	37,358	0.3%

Gross profit (as percent of sales)	35.0%	39.4%		38.4%	41.8%

Selling, general and administrative expenses	6,812	6,855	-0.6%	24,061	26,739	-10.0%
Gain on disposal of land	—	—		(878)	—
Restructuring and asset impairment (credit) charges	91	41	122.0%	163	1,310	-87.6%

Operating profit	(187)	(141)	-32.6%	14,109	9,309	51.6%

Other income	35	124	-71.8%	131	419	-68.7%
Interest income (expense), net	164	(67)	344.8%	(391)	(716)	-45.4%

Income (loss) from continuing operations, before income	12	(84)	114.3%	13,849	9,012	53.7%

Income tax expense (benefit)	(196)	27	NM	(12,968)	82	NM

Earnings (loss) from continuing operations	208	(111)	287.4%	26,817	8,930	200.3%

Earnings from discontinued operations	—	—		—	22	-100.0%

Net earnings (loss)	$208	$(111)	287.4%	$26,817	$8,952	199.6%

Earnings (loss) per common share
Basic	$0.02	$(0.01)		$2.67	$0.90	195.7%

Diluted	$0.02	$(0.01)		$2.58	$0.87	196.6%

Average number of common shares outstanding
Basic	10,069	9,930		10,043	9,909

Diluted	10,482	9,930		10,395	10,257

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)
(unaudited)

	March 31, 2007	April 1, 2006	July 1, 2006
ASSETS
Cash and cash equivalents	$16,939	$989	$988
Accounts Receivable, net	11,366	9,383	6,683
Inventory	12,440	21,797	25,977
Prepaid expenses and other current assets	9,629	1,233	1,161

Total current assets	50,374	33,402	34,809

Net property, plant and equipment	2,574	2,324	2,419

Other assets	7,763	3,323	3,216

Total assets	$60,711	$39,049	$40,444

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,533	2,968	2,595
Accounts payable	4,502	4,632	9,085
Other current liabilities	5,850	5,518	7,136
Long-term debt	290	451	439
Accrued retirement costs and other	11,039	14,488	12,193
Shareholders’ equity	36,497	10,992	8,996

Total liabilities & shareholders’ equity	$60,711	$39,049	$40,444